Exhibit 5.1

[Letterhead of Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP]

December 12, 2014

NewBridge Bancorp

1501 Highwoods Boulevard,

Suite 400,

Greensboro,

North Carolina 27410

Ladies and Gentlemen:

We have acted as counsel to NewBridge Bancorp, a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,633,924 shares of the Class A Common Stock, no par value per share (the “Shares”), that may be issued by the Company in connection with the contemplated merger (the “Merger”) of Premier Commercial Bank, a North Carolina commercial bank, with and into the Company’s wholly-owned subsidiary, NewBridge Bank, a North Carolina commercial bank, pursuant to the Agreement and Plan of Combination and Reorganization dated October 8, 2014 (the “Agreement”), as described in the Proxy Statement/Prospectus, which constitutes a part of the Registration Statement.

In rendering the opinions set forth below, we have reviewed resolutions of the Board of Directors of the Company approving the Merger and the issuance of the Shares and originals, or copies of originals certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates as we have deemed appropriate in connection with the opinions set forth below.  In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and correct, (iv) all documents submitted to us as copies are true and complete copies of originals thereof and (v) each natural person signing any document reviewed by us had the legal capacity to do so at the time of signing.  As to all factual matters material to this letter, we have also relied upon certificates or comparable documents of public officials and officers and representatives of the Company.

Based upon the foregoing, and subject to the limitations, assumptions and qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has been declared effective by the Commission and (ii) the Shares are issued upon the terms and conditions set forth in the Agreement, the Shares will be validly issued, fully paid and nonassessable.

Our opinions are limited to matters of North Carolina law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Our opinions are rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent (i) to be named in the Registration Statement and in the Proxy Statement/Prospectus contained therein under the heading “Legal Matters” as attorneys who passed upon the validity of the Shares and (ii) to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP